Exhibit 10.18 (c)
AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
          THIS AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) by and between Mylan Inc. (the “Company”) and Heather Bresch (“Executive”), is made as of December 22, 2008.
          WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement dated as of January 31, 2007 (the “Agreement”); and
          WHEREAS, the Company and Executive wish to further amend the Agreement as set forth below to comply with Section 409A of the Internal Revenue Code;
          NOW, THEREFORE, the Agreement is hereby amended as follows:
1.	The following sentence is hereby added to the end of Section 4(b) of the Agreement:
Such bonus shall be paid no later than March 15th of the year following the year in which the annual award is no longer subject to a substantial risk of forfeiture.
2.	The first sentence of Section 9(a)(iii) is hereby deleted and replaced with the following two sentences:
If Executive resigns with Good Reason and complies in all respects with her obligations hereunder, Mylan will pay Executive a lump sum amount equal to her then-current annual Base Salary, plus an amount equal to the bonus that Executive would have been entitled to receive for the fiscal year in which the termination occurs, pro-rated based on the portion of such year during which Executive was employed by the Company. Subject to Section 9(h), such payment will be made within thirty (30) days following Executive’s termination of employment.
3.	The first sentence of Section 9(c) is hereby deleted and replaced with the following two sentences:
If Mylan discharges Executive without Cause, Mylan will pay Executive a lump sum amount equal to her then-current annual Base Salary, plus a pro rata bonus equal to the bonus that Executive would have been entitled to receive for the fiscal year in which the termination occurs. Subject to Section 9(h), such payment will be made within thirty (30) days following Executive’s termination of employment.
4.	Section 9(e) is hereby deleted in its entirety and replaced with the following:
Extension or Renewal. If this Agreement has not been sooner terminated for any of the reasons stated in Section 9(a), (b), (c) or (d) of this Agreement, the Term of Employment may be extended or renewed upon mutual agreement of Executive and the Company. If the Term of Employment is not extended or renewed on terms mutually acceptable to Executive and the Company, Executive may terminate her employment at the expiration of the contract, and the Company shall pay Executive a lump sum amount equal to her then-current annual Base Salary, which amount shall be paid within thirty days following Executive’s separation from the Company, and Executive’s health insurance benefits shall be continued for 12 months at the Company’s cost; provided, however, that in the case of health insurance continuation, the Company’s obligation to provide health insurance benefits shall end at such time as Executive, at her option, voluntarily obtains health insurance benefits.
5.	Section 9(h) of the Agreement is hereby deleted in its entirety and replaced with the following:
Conditions to Payment and Acceleration; Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 9 of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in Section 9 that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.
6.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.
          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

MYLAN INC.

/s/ Rodney L. Piatt By: Rodney L. Piatt
Title: Chairman, Compensation Committee

/s/ Heather Bresch Heather Bresch

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